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                                                                EXHIBIT 10-2


Key Employe Deferred Compensation Plan


Policy and Benefits Development
Organization Planning and Development
Human Resources
January, 1990


The Key Employe Deferred Compensation Plan ("Plan"), initiated in 1964, is designed to supplement pension benefits available to certain management employees under the Employes' Retirement Plan. Basic Awards may be made to eligible individuals effective each December 31.

ADMINISTRATION

The Organization and Compensation Committee ("Committee") of the Board of Directors administers the Plan and is responsible for all future awards hereunder without further action by the Board of Directors. The Committee has the authority to interpret the Plan's provisions and prescribe any regulations relating to its administration.

ELIGIBILITY

Participation (subject to award eligibility requirements) in the Plan is restricted to the following employes:

    Frank E. Agosti
    Stanley G. Catola
    Malcolm G. Dade, Jr.
    Ronald W. Gresens
    Willard R. Holland
    Wesley D. Kappler
    Sheldon M. Lutz
    Robert V. Nicolson
    William S. Orser
    Frederick L. Petersen
    J. James Roosen
    Mahmud U. Syed
    B. Ralph Sylvia
    S. Martin Taylor
    James H. Tuttle
    Maurice L. Vermeulen
    Richard C. Viinikainen
    Saul J. Waldman
    Morley A. Wassermann


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Participants must be age 50 or older to be eligible to receive basic awards.

CALCULATION OF BASIC AWARD AMOUNTS

For Plan years beginning 1989, participants will receive basic awards of one percent (1%) of the total base salary paid or accrued during full months for which the eligibility criteria have been met; provided, however, that in the event the Committee certifies to the Paymaster a different award (or no award) by December 31, then such certified amount shall prevail.

For example, assume an individual earns $10,000 per month and reaches age 50 on July 1. The award amount would be calculated for such year as follows:
 .01 X $10,000 X 6 = $600.00

CALCULATION OF SUPPLEMENTAL AWARD AMOUNTS

In addition to the Basic Awards, Supplemental Awards are calculated and paid monthly at the same time as Basic Awards are paid. The amount of each Supplemental Award is the sum of: (A) 1/12 of the balance of total unpaid Basic Awards granted prior to 1981 times the average prime interest rate of the National Bank of Detroit for the preceding month less 1%, PLUS (B) 1/12 of the balance of total unpaid Basic Awards granted after 1980 times the lesser of (i) the average prime interest rate of the National Bank of Detroit for the preceding month less 1%, or (ii) 10%.

For example, assume an individual terminates employment on January 1, 1993 and has received Basic Awards as follows:


                                  1978   $500
                                  1979    600
                                  1980    700
                                  1981    800
                                  1982    900
                                  1983  1,000
                                  1984  1,100
                                  1985  1,200
                                  1986  1,300
                                  1987  1,400
                                  1988  1,500
                                  1989  1,600
                                  1990  1,700
                                  1991  1,800
                                  1992  1,900




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Total annual Basic Awards are $18,000 per year and total unpaid Basic Awards are $18,000 x 15 = $270,000.

Assume that the average prime interest rate for December 1992 is 13%.  The
Basic Award for January 1993 would be $18,000 / 12 = $1,500 and the Supplemental Award for January 1993 would be $27,000 x 12% / 12 = $270 plus $243,000 x 10% /
12 = $2,025, for a total Supplemental Award of $2,295. The total award for the first month would therefore be $1,500 + $2,295 = $3,795.

Assume that the average prime interest rate for January 1993 was 10%. The Basic Award for February 1993 would be $1,500 and the Supplemental Award would be ($27,000 - $150) x 9% / 12 = $201.38 plus ($243,000 - $1,350) x 9% / 12 =
$1,812.38, for a total Supplemental Award of $2,013.76. The total award would therefore be $1,500 + $2,013.76 = $3,513.76.

AWARDS

Awards under this Plan are not considered earnings for purposes of the Employe Savings Plan, the Employes' Retirement Plan, insurance or other employe benefit programs including, but not limited to, the Executive Incentive Plan.

Note, however, that under certain circumstances awards granted after January 1, 1984 may be subject to the Federal Insurance Contributions Act ("F.I.C.A.") tax.

The amount of Basic Award grants is prorated for individuals who have met the eligibility criteria during a given year but whose employment is terminated for any reason during such year.

PAYMENT OF AWARDS

Basic Awards are paid to participants in monthly installments for a period of 15 years after termination of employment, commencing in the first full month after termination. In other words, if an individual's 1984 Deferred Compensation Plan award were $1,000 then that individual would be entitled to receive $83.33 per month ($1,000 per year) for a period of 15 years following termination of employment. Supplemental Awards are calculated, added to and paid at the same time as Basic Awards.

If a participant should die prior to receipt of the full amount of all awards, the remaining balance of unpaid Basic Awards plus Supplemental Awards are paid to the participant's designated beneficiary or estate on the same monthly basis as if paid to the participant. At the election of the participant, payments to a designated beneficiary may be made monthly over a shorter period or in a lump sum.

AMENDMENT OR TERMINATION


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The Company reserves the right to amend, modify, supplement or terminate the
Plan at any time, provided, however, that no such amendment, modification, supplement or termination shall affect the right of any participant (or such participant's beneficiary) to receive benefits theretofore accrued. The foregoing does not preclude voluntary waiver of benefits by a participant or beneficiary.